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                                                                     Exhibit 5.1
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                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                          Palo Alto, California 94304
                  (650) 493-9300 (tel.) (650) 493-6811 (fax.)

                              September 28, 2000

Cobalt Networks, Inc.
555 Ellis Street
Mountain View, CA 94043

     Re:  Registration Statement on Form S-8
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Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 28, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 633 shares of your Common Stock (the "Shares") under the Chili!Soft, Inc. 1999 Stock Option Plan (the "Option Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Option Plan.

     It is our opinion that, when issued and sold in the manner described in the Option Plan and pursuant to the agreements which accompany each grant under the Option Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati